Exhibit B

VOTING AGREEMENT

This VOTING AGREEMENT (this “Agreement”), dated as of December 17, 2018 (the “Effective Date”), is entered into by and among JCH Crenshaw Holdings, LLC, a Texas limited liability company (“JCH”), a stockholder of American Electric Technologies, Inc., a Florida corporation (the “Company”) and the undersigned stockholders of the Company (the “Principal Stockholders” and collectively with JCH, the “Company Stockholders”).

RECITALS

WHEREAS, reference is made to that certain Share Exchange Agreement (the “Share Exchange Agreement”) (capitalized terms used herein but not defined have the meanings ascribed to such terms in the Share Exchange Agreement), dated as of the date hereof, by and among the Company, LNG Investment Company, LLC, a Texas limited liability company (“Holdings”), AEGIS NG LLC, a Texas limited liability company (“AEGIS”), Stabilis Energy, LLC, a Texas limited liability company (“Stabilis”), PEG Partners, LLC, a Delaware limited liability company (“PEG”), Prometheus Energy Group, Inc., a Delaware corporation (“Prometheus”) and JCH. Each of the Company, Holdings, AEGIS, Stabilis, PEG, JCH and Prometheus are collectively referred to herein as the “Company Parties.” Holdings and AEGIS are collectively referred to herein as the “Exchanging Owners.”

WHEREAS, as of the Effective Date, (i) Holdings owns 100% of the issued and outstanding membership interests of Stabilis (the “Stabilis Interests”), (ii) Stabilis and AEGIS own 80% and 20%, respectively, of the issued and outstanding membership interests of PEG (such 20% interest, the “AEGIS Interest”), and (iii) PEG owns 100% of the issued and outstanding capital stock of Prometheus;

WHEREAS, pursuant to the Share Exchange Agreement, the Company Parties and the Exchanging Owners intend to enter into a business combination transaction (the “Share Exchange”) by which (i) Holdings shall contribute the Stabilis Interests to the Company, (ii) AEGIS shall contribute the AEGIS Interest to the Company, and (iii) in consideration and exchange therefor, the Company shall issue to the Exchanging Owners shares of Common Stock, par value $0.001 per share, of the Company (“AETI Common Stock”) in an aggregate amount sufficient to cause the Exchanging Owners to own collectively 89% of the issued and outstanding shares of AETI Common Stock as of the Closing Date (for purposes of clarity, the Consideration Shares shall exclude any AETI Common Stock then held by JCH or issuable to JCH as a result of the conversion of its shares of Series A Preferred Stock of the Company);

WHEREAS, as of the Effective Date, the Principal Stockholders own beneficially and of record 2,627,724 shares, on an as/converted basis (collectively, the “Principal Shares”) of AETI Common Stock, and JCH owns beneficially and of record 563,721 shares of AETI Common Stock and 1,000,000 shares of Series A Convertible Preferred Stock, par value $0.001 per share, of the Company (“AETI Preferred Stock” and, together with JCH’s AETI Common Stock, the “JCH Shares”), with the Principal Shares and the JCH Shares (collectively, the “Voting Shares”) representing 46.22% in the aggregate of the voting power of all of the then-outstanding shares of the capital stock of the Company on an as-converted basis; and

WHEREAS, as part of the Share Exchange, the Company Stockholders wish to authorize (a) the issuance of AETI Common Stock in accordance with the Share Exchange Agreement; (b) the increase in the number of authorized shares of AETI Common Stock in accordance with the Share Exchange Agreement; (c) the amendment and restatement of the current articles of incorporation of the Company (as amended through the Effective Date, the “Charter”) in accordance with the Share Exchange Agreement; and (d) the adjournment of the Special Meeting (as hereinafter defined), if necessary, to solicit additional proxies.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants contained herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I
VOTING MATTERS

Section 1.1                                   Agreement to Vote.

(a)                                 Each Company Stockholder hereby irrevocably and unconditionally agrees that at the Special Meeting, including any adjournment or postponement thereof, it shall, to the fullest extent its Voting Shares are entitled to vote thereon or (to the extent permitted under applicable law) consent to appear at the Special Meeting, in person or by proxy, or otherwise cause all of its Voting Shares to be counted as present thereat for purposes of calculating a quorum and vote (or cause to be voted), in person or by proxy, in favor of:

(i)                                     the issuance of AETI Common Stock in accordance with the Share Exchange Agreement;

(ii)                                  an increase in the number of authorized shares of AETI Common Stock in accordance with the Share Exchange Agreement;

(iii)                               amendments to the Charter of the Company to be effective from and after the Closing (A) authorizing a reverse stock split of AETI Common Stock at a ratio in an amount sufficient to satisfy Nasdaq listing requirements in effect at such time to be determined by the AETI Board and Holdings and (B) changing the name of the Company to Stabilis Energy, Inc., each as reflected in the forms of amendments to the Charter, each in substantially the respective form attached hereto as Exhibit A;

(iv)                              adjourning the Special Meeting, if necessary, to solicit additional proxies in the event that there are not sufficient votes at the time of the Special Meeting to approve the foregoing (the matters set forth in clauses (i) through (iv) being referred to herein as the “AETI Stockholder Matters”) at a meeting of holders of AETI Common Stock to be called and held for such purpose (the “Special Meeting”); and

(v)                                 any other actions contemplated by this Agreement and any actions required in furtherance thereof and hereof.

(b)                                 Each of the Company Stockholders further agrees that he or it shall, at the Special Meeting, vote (or caused to be voted), all of such Person’s Voting Shares (x) against approval of any proposal made in opposition to, or in competition with the AETI Stockholder Matters, and (y) against any other proposal, action or transaction involving the Company, or any of the Company’s subsidiaries or other assets, which proposal, action or transaction would reasonably be expected to impede, frustrate, prevent or materially delay the AETI Stockholder Matters.

(c)                                  Each Company Stockholder hereby revokes (or agrees to cause to be revoked) any proxies that such Company Stockholder has heretofore granted with respect to the Voting Shares owned by such Company Stockholder.

Section 1.2                                   Proxy.  In order to secure the obligations set forth herein, from and after the date hereof until the Expiration Date (as hereinafter defined), each of the Company Stockholders hereby irrevocably appoint Casey Crenshaw and Jim Reddinger (collectively, the “Grantees”), and each of them individually, as his or its proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of such Company Stockholder, to vote or execute written consents with respect to his or its Voting Shares in accordance with Section 1.1 hereof and, in the discretion of the Grantees, with respect to any proposed postponements or adjournments of the Special Meeting at which the AETI Stockholder Matters are to be considered; provided however, that, notwithstanding the grant of this irrevocable proxy, the Company Stockholders may vote in accordance with Section 1.1. Each of these proxies is coupled with an interest and shall be irrevocable, except upon termination of this Agreement or the Share Exchange Agreement, and each of the Company Stockholders shall take such further action or execute such other instruments as may be reasonably necessary to effectuate the intent of the Company Stockholders’ proxies.

Section 1.3                                   Capacity. Each Company Stockholder is signing this Agreement solely in its capacity as a holder of its Voting Shares, and nothing contained herein shall in any way limit or affect any actions taken by such Company Stockholder, or by any representative of such Company Stockholder on behalf of such Company Stockholder, in his or her capacity as a director, officer or employee of the Company, and no action taken in any such capacity as a director, officer or employee shall be deemed to constitute a breach of this Agreement.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF EACH COMPANY STOCKHOLDER

Section 2.1                                   Organization; Authorization; Validity of Agreement.

(a)                                 If the Company Stockholder is an entity, then (i) such Company Stockholder is duly formed, validly existing, and in good standing under the laws of the jurisdiction of its formation and has the requisite organizational power and authority to execute, deliver, and perform its obligations hereunder and to consummate the transactions contemplated hereby; and (ii) this Agreement has been duly executed and delivered by such Company Stockholder and, assuming the due execution and delivery of this Agreement by the Company and the other Company Stockholders, constitutes a valid and binding agreement of such Company Stockholder, enforceable against such Company Stockholder by the Company and the other

Company Stockholders in accordance with its terms (except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law)).

(b)                                 If the Company Stockholder is a natural person, then (i) such Company Stockholder has the legal capacity and requisite power and authority to execute, deliver, and perform his or her obligations hereunder and to consummate the transactions contemplated hereby; and (ii) this Agreement has been duly executed and delivered by such Company Stockholder and, assuming the due execution and delivery of this Agreement by the Company and the other Company Stockholders, constitutes a valid and binding agreement of such Company Stockholder, enforceable against such Company Stockholder by the Company and the other Company Stockholders in accordance with its terms (except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law)).

Section 2.2                                   Ownership. As of the Effective Date, such Company Stockholder is the legal and beneficial owner of the number of the Voting Shares set forth adjacent to such Company Stockholder’s name as set forth on Schedule 2.2 attached hereto. Such Company Stockholder has and will have at all times through the Closing Date sole voting power (including the right to control such vote as contemplated herein), sole power of disposition, sole power to issue instructions with respect to the matters set forth in Article I, and sole power to agree to all of the matters set forth in this Agreement, in each case, with respect to all of its Voting Shares.

Section 2.3                                   No Violation. None of the execution, delivery, or performance of this Agreement by such Company Stockholder will (a) result in a violation or breach of or conflict with any provisions of, or result in a default (or an event that, with notice or lapse of time or both, would become a default) under, or result in the termination, cancellation of, or give rise to a right of purchase under, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation or imposition of any Lien (except as set forth in this Agreement) upon any of the Voting Shares or any material properties, rights, or assets of such Company Stockholder, or result in being declared void, voidable, or without further binding effect, or otherwise result in a detriment to such Company Stockholder under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, franchise, lease, Contract, joint venture or other instrument or obligation of any kind to which such Company Stockholder is a party or by which such Company Stockholder’s respective properties, rights or assets may be bound; (b) violate any Orders or laws applicable to such Company Stockholder or any of its properties, rights, or assets; or (c) if such Company Stockholder is not a natural person, result in a violation or breach of or conflict with the Charter Documents of such Company Stockholder.

Section 2.4                                   Consents and Approvals. No Order, or registration, declaration or filing with any governmental authority is necessary to be obtained or made by such Company

Stockholder in connection with (a) the execution, delivery and performance of this Agreement or (b) the performance by such Company Stockholder of its obligations hereunder.

Section 2.5                                   Reliance by the Company. Each Company Stockholder understands and acknowledges that the Company, the Exchanging Owners and the other parties to the Share Exchange Agreement are entering into the Share Exchange Agreement in reliance upon the execution and delivery of this Agreement and the representations, warranties, covenants and obligations of such Company Stockholder contained herein.

ARTICLE III
OTHER COVENANTS

Section 3.1                                   Non-Solicitation. Each Company Stockholder shall not, and shall cause its controlled Affiliates and shall use its reasonable best efforts to cause its representatives not to, directly or indirectly, initiate, solicit or knowingly encourage (including by way of furnishing confidential information) any third Person to make an inquiry, proposal, or offer from or by any person other than the Company relating to the AETI Stockholder Matters (an “Alternative Proposal”) or assist any third Person in preparing or soliciting an offer relating in any way to or that could otherwise lead to an Alternative Proposal.

Section 3.2                                   Prohibition on Transfers, Other Actions. Each Company Stockholder hereby agrees not to: (a) transfer any of its Voting Shares; (b) enter into any agreement, arrangement or understanding, or take any other action, that violates or conflicts with or would reasonably be expected to violate or conflict with, or result in or give rise to a violation of or conflict with, such Company Stockholder’s representations, warranties, covenants and obligations under this Agreement; or (c) take any action that could restrict or otherwise affect such Company Stockholder’s legal power, authority and right to comply with and perform its covenants and obligations under this Agreement. Any transfer in violation of this Section 3.2 shall be null and void ab initio.

Section 3.3                                   Certain Other Agreements. Each Company Stockholder hereby:

(a)                                 agrees to promptly notify the Company and the other Company Stockholders of the number of any new shares of AETI Common Stock acquired by such Company Stockholder after the Effective Date and prior to the Expiration Date (as defined below);

(b)                                 agrees to permit the Company to disclose to the other stockholders of the Company in connection with the notice relating to the Special Meeting such Company Stockholder’s identity and ownership of its Voting Shares and the nature of such Company Stockholder’s commitments, arrangements and understandings under this Agreement; and

(c)                                  authorizes the Company to place a stop transfer order on its stock transfer records with respect to all of such Company Stockholder’s Voting Shares until the Expiration Date, except solely to the extent necessary to effect the consummation of the Share Exchange in accordance with the Share Exchange Agreement.

Section 3.4                                   Changes to Voting Shares. Each Company Stockholder agrees that any shares of capital stock or other security or other interest in the Company that such Company

Stockholder purchases, acquires the right to vote, or otherwise acquires beneficial ownership of (as defined in Rule 13d-3 under the Exchange Act) after the execution of this Agreement shall be subject to the terms of this Agreement and shall constitute “Voting Shares” for all purposes of this Agreement. In the event of a stock split, stock distribution or any change in the shares of capital stock or other security or other interest in the Company by reason of any split-up, reverse stock split, recapitalization, combination, reclassification, exchange of stock or the like, the term “Voting Shares” shall be deemed to refer to and include such shares of capital stock or other security or other interest as well as all such distributions and any securities of the Company into which or for which any or all of such shares of capital stock or other security or other interest may be changed or exchanged or which are received in such transaction.

Section 3.5                                   Further Assurances. From time to time, at the request of the Company or JCH and without further consideration, such Company Stockholder shall execute and deliver, or cause to be executed and delivered, such instruments of endorsement, direction or authorization as may be necessary, and take all such further action as may be reasonably necessary or advisable, to consummate and make effective the transactions contemplated by this Agreement.

ARTICLE IV
MISCELLANEOUS

Section 4.1                                   Termination.  This Agreement shall remain in effect until the earliest to occur of (a) the termination of the Share Exchange Agreement pursuant to and in accordance with its terms; (b) the delivery by all of the Company Stockholders of written notice of termination of this Agreement to the Company upon (and only upon) any amendment to the Share Exchange Agreement or the forms of agreement or documents attached to the Share Exchange Agreement, which alters or amends the Share Exchange Agreement or any form of agreement or document attached to the Share Exchange Agreement in a manner adverse to the Company Stockholders in any material respect; (c) the mutual written agreement of each of the Company Stockholders and the Company to terminate this Agreement and (d) the Closing Date (such earliest date, the “Expiration Date”); provided, however, that, notwithstanding the foregoing, (x) if the Closing shall occur, the representations, warranties covenants and agreements set forth in this Agreement shall survive such Closing and (y) nothing in this Section 4.1 and no termination of this Agreement shall relieve or otherwise limit any party hereto of liability for any breach of this Agreement occurring prior to any termination hereof.

Section 4.2                                   Governing Law; Consent to Jurisdiction; Waiver of Jury Trial.

(a)                                 THIS AGREEMENT AND ANY CLAIMS AND CAUSES OF ACTION HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF TEXAS (WITHOUT GIVING EFFECT TO CONFLICT OF LAWS PRINCIPLES THEREOF).

(b)                                 WITH RESPECT TO ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY (A) SUBMITS TO THE EXCLUSIVE JURISDICTION OF ANY FEDERAL OR STATE COURT LOCATED WITHIN HARRIS COUNTY, TEXAS AND THE APPELLATE COURTS THEREFROM (THE “SELECTED COURTS”) AND WAIVES ANY OBJECTION TO

VENUE BEING LAID IN THE SELECTED COURTS WHETHER BASED ON THE GROUNDS OF FORUM NON CONVENIENS OR OTHERWISE AND HEREBY AGREES NOT TO COMMENCE ANY SUCH PROCEEDING OTHER THAN BEFORE ONE OF THE SELECTED COURTS; PROVIDED, HOWEVER, THAT A PARTY MAY COMMENCE ANY PROCEEDING IN A COURT OTHER THAN A SELECTED COURT SOLELY FOR THE PURPOSE OF ENFORCING AN ORDER OR JUDGMENT ISSUED BY ONE OF THE SELECTED COURTS; (B) CONSENTS, TO THE FULLEST EXTENT PERMITTED BY LAW, TO SERVICE OF PROCESS IN ANY PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, OR BY RECOGNIZED INTERNATIONAL EXPRESS CARRIER OR DELIVERY SERVICE, TO THEIR RESPECTIVE ADDRESSES REFERRED TO IN SCHEDULE 2.2 HERETO; PROVIDED, HOWEVER, THAT NOTHING HEREIN SHALL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW; AND (C) TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, WAIVES, AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH THIS AGREEMENT, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AND AGREES THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE THE RIGHT TO TRIAL BY JURY IN ANY PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT AND TO HAVE ALL MATTERS RELATING TO THIS AGREEMENT BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

Section 4.3                                   Remedies; Specific Enforcement. The Company and the Company Stockholders agree that irreparable damage would occur and that the Company, the Exchanging Owners and the Company Parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached; accordingly, it is agreed that the Company and the Company Parties (as express third-party beneficiaries of this Section 4.3) shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case, in accordance with this Section 4.3, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the Company Stockholders agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief as provided herein on the basis that (x) an applicable party has an adequate remedy at law or (y) an award of specific performance is not an appropriate remedy for any reason, at law or equity. Each Company Stockholder further agrees that neither the Company nor any Company Party shall be required to obtain, furnish or post any bond or similar instrument or other form of security in connection with or as a condition to obtaining any remedy referred to in this Section 4.3, and each Company Stockholder irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument. In the event the Company or any Company Party brings any action against any Company Stockholder hereto in connection with the terms of this Agreement, if the Company or the Company Party bringing such action is the prevailing party with respect to such action, then the non-prevailing party shall reimburse such prevailing party for all reasonable attorneys’ fees and expenses incurred in connection with such action. The remedies contemplated herein are in addition to, and not in lieu of, any remedies available at law or in equity and, accordingly, all such remedies are cumulative and not exclusive. No exercise of any remedy hereunder, at law or in equity shall be deemed an election of remedies.

Section 4.4                                   Binding Effect.  This Agreement shall inure to the benefit of and be legally binding upon permitted successors and assigns of the parties hereto. Neither this Agreement nor any of the rights or obligations hereunder may be assigned without the prior written consent of each of the parties hereto. No assignment of this Agreement will relieve the assigning party of any of its obligations hereunder in any respect.

Section 4.5                                   Amendment.  This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by the parties hereto.

Section 4.6                                   Severability.  If any one or more of the provisions of this Agreement is held invalid, illegal or unenforceable, the remaining provisions of this Agreement shall be unimpaired, and the invalid, illegal or unenforceable provision shall be replaced by a mutually acceptable valid, legal and enforceable provision which comes closest to the intent of the parties hereto.  Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

Section 4.7                                   No Third Party Beneficiaries.  Except for the Company Parties pursuant to Section 4.3, this Agreement is not intended to confer upon any person or entity, other than the parties hereto, any rights or remedies hereunder.

Section 4.8                                   Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be personally delivered, sent by nationally recognized overnight courier, mailed by registered or certified mail or be sent by facsimile or electronic mail to such party at the address set forth below (or such other address as shall be specified by like notice).  Notices will be deemed to have been duly given hereunder if (a) personally delivered, when received, (b) sent by nationally recognized overnight courier, one business day after deposit with the nationally recognized overnight courier, (c) mailed by registered or certified mail, five business days after the date on which it is so mailed, and (d) sent by facsimile or electronic mail, on the date sent so long as such communication is transmitted before 5:00 p.m. in the time zone of the receiving party on a business day, otherwise, on the next business day. If to the Company Stockholders, to the address set for adjacent to the Company Stockholder’s name on Schedule 2.2 attached hereto.

Section 4.9                                   Counterparts.  This Agreement may be executed in two or more counterparts (any of which may be delivered by facsimile or electronic transmission), each of which shall constitute an original, and all of which taken together shall constitute one and the same instrument.

Signature Pages Follow.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

COMPANY STOCKHOLDERS:

JCH Crenshaw Holdings, LLC

By:	/s/ Casey Crenshaw
Name: Casey Crenshaw
Title: President

Dauber Living Trust

By:	/s/ Arthur G. Dauber
Name: Arthur G. Dauber
Title: Trustee

By:	/s/ Joyce Dauber
Name: Joyce Dauber
Title: Trustee

/s/ Peter Menikoff
Peter Menikoff

/s/ J. Hoke Peacock II
J. Hoke Peacock II

/s/ Neal M. Dikeman
Neal M. Dikeman

/s/ Charles M. Dauber
Charles M. Dauber